Exhibit 99.1

NanoString Technologies Announces Proposed Private Offering of $175 Million of Convertible Senior Notes

SEATTLE, Wash. – March 4, 2020 – NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for translational research, today announced that it intends to offer, subject to market conditions and other factors, $175 million aggregate principal amount of convertible senior notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). NanoString also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $26.25 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of NanoString and will accrue interest payable semiannually in arrears. Prior to the close of business on the business day immediately preceding December 1, 2024, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the business day preceding the relevant maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. The notes will be convertible into cash, shares of NanoString’s common stock or a combination of cash and shares of NanoString’s common stock, at NanoString’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

NanoString intends to use approximately $89.0 million of the net proceeds from the offering to prepay in full amounts borrowed and fees owing in connection with the termination of its senior term loan facility and for the payment of fees associated with NanoString’s intended termination of its senior credit facility. NanoString intends to use the remainder of the net proceeds from the offering for general corporate purposes, including the continued development and commercialization of its GeoMx Digital Spatial Profiling system, the continued commercialization of its portfolio of nCounter-based products and for working capital.

Neither the notes, nor any shares of NanoString’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Contact

Douglas Farrell

Vice President, Investor Relations & Corporate Communications

dfarrell@nanostring.com

Phone: 206-602-1768